Exhibit (a)(5)

MERRILL LYNCH MUNICIPAL SERIES TRUST

CERTIFICATE OF AMENDMENT TO SERIES DESIGNATION

The undersigned, being a majority of the Trustees of Merrill Lynch Municipal Series Trust (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, acting pursuant to Section 1.1 of the Declaration of Trust, dated August 14, 1986, as amended, of the Trust, do hereby redesignate the series of the Trust designated “Merrill Lynch Municipal Income Fund” as “Merrill Lynch Municipal Intermediate Term Fund”.

IN WITNESS WEHREOF, the undersigned have executed this instrument with duplicate original counterparts and have caused a duplicate original to be lodged among the records of the Trust on the 15th day of November, 1993.

/s/ Arthur Zeikel Arthur Zeikel 300 Woodland Avenue Westfield, NJ 07090	/s/ Ronald W. Forbes Ronald W. Forbes 58 Euclid Avenue Delmar, NY 12054

/s/ Charles Reilly Charles Reilly 9 Hampton Harbor Road Hampton Bays, NY 11946	/s/ Kevin A. Ryan Kevin A. Ryan 127 Commonwealth Avenue Chestnut Hill, MA 02167

/s/ Richard R. West Richard R. West 482 Tepi Drive Southbury, CT 06488	/s/ Marc A. White Marc A. White 1050 Highland Road Ithaca, NY 14850